Exhibit 99.1

PENN VIRGINIA CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information and explanatory notes (the “Pro Forma Financial Information”) sets forth selected historical consolidated financial information for Penn Virginia Corporation together with its consolidated subsidiaries (“Penn Virginia,” the “Company,” “we,” “us” or “our”). The historical data provided for the year ended December 31, 2015 is derived from the Company’s audited consolidated financial statements. The historical data provided for the periods from January 1, 2016 through September 12, 2016 and September 13, 2016 through September 30, 2016, is derived from the Company’s unaudited condensed consolidated financial statements.

The Pro Forma Financial Information is provided for informational and illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2015 and the condensed consolidated financial statements and notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

The Pro Forma Financial Information has been prepared giving effect to the adjustments described below as if the transactions and related events (the “Reorganization”) had occurred on January 1, 2015. Each of these adjustments is described in further detail below and within the notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations.

In addition, our historical financial statements prior to September 12, 2016 (the “Effective Date”) are not comparable to our financial statements after that date due primarily to the effects of our Second Amended Joint Chapter 11 Plan of Reorganization of Penn Virginia Corporation and its Debtor Affiliates (the “Plan”) and the adoption and application of relevant guidance provided in accounting principles generally accepted in the United States of America (“U.S. GAAP”) with respect to entities that have emerged from bankruptcy proceedings (“Fresh Start Accounting”).

Background

On May 12, 2016 (the “Petition Date”), we and eight of our subsidiaries (the “Chapter 11 Subsidiaries”) filed voluntary petitions (In re Penn Virginia Corporation, et al, Case No. 16-32395) seeking relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”).

We and the Chapter 11 Subsidiaries operated our business as a debtor-in-possession from the Petition Date through the Effective Date. On August 11, 2016, or the Confirmation Date, the Bankruptcy Court confirmed the Plan, and we subsequently emerged from bankruptcy on the Effective Date.

Effects of the Plan Adjustments

The Effects of the Plan Adjustments column of the Pro Forma Financial Information gives effect to the consummation of the Plan, including the following transactions:

•	our previously outstanding preferred stock and common stock were canceled, extinguished and discharged;
•	all amounts outstanding under our prepetition revolving credit facility (the “RBL”) were paid in full and the RBL was terminated;
•	the Indenture governing the Company’s 7.250% Senior Notes due 2019 and 8.500% Senior Notes due 2020 (together, the “Senior Notes”), was terminated;
•	the issuance of approximately 15 million new shares of our common stock (the “New Common Stock”); and
•	our entry into a new $200 million revolving credit agreement (the “Revolver”) with an initial borrowing base of $128 million.

Fresh Start Adjustments

We adopted Fresh Start Accounting on the Effective Date in connection with our emergence from bankruptcy. As more fully described in our quarterly report on Form 10-Q for the quarter ended September 30, 2016, we estimated our reorganization value to be $334.0 million on the Effective Date. Reorganization value represents the fair value of an entity’s total assets prior to the consideration of liabilities and is intended to approximate the amount a willing buyer would pay for the assets immediately after a restructuring. The reorganization value, which was derived from our enterprise value, was allocated to our individual assets based on their estimated fair values. Enterprise value represents the estimated fair value of an entity’s long term debt and shareholders’ equity. Our enterprise value, as approved by the Bankruptcy Court in support of the Plan, was estimated to be within a range of $218 million to $382 million with a mid-point value of $300 million. Based on the estimates and assumptions utilized in our Fresh Start Accounting process, we estimated our enterprise value to be approximately $266.2 million after the consideration of cash and cash equivalents on hand at the Effective Date.

The Fresh Start Adjustments column of the Pro Forma Financial Information gives effect to the Fresh Start Accounting adjustments as if the adoption of Fresh Start Accounting had occurred on January 1, 2015. Had we actually adopted Fresh Start Accounting on January 1, 2015, the resulting enterprise and reorganization values would be materially different than the amounts described above and assumed herein for purpose of presentation throughout the Pro Forma Financial Information.

In connection with our adoption of Fresh Start Accounting on the Effective Date, we also availed the Company of a provision in U.S. GAAP with respect to the selection and application of alternative accounting methods. Under Fresh Start Accounting, the reorganized entity (the “Successor”) is considered a new reporting entity for financial reporting purposes. Accordingly, alternative methods of accounting may be adopted without retrospective application and a letter of preferability from our independent registered public accounting firm since the Successor is considered a new reporting entity and its financial statements and notes are not comparable to those of its predecessor (the “Predecessor”). In connection therewith, we voluntarily adopted the full cost method of accounting for our oil and gas properties concurrently with our adoption of Fresh Start Accounting on the Effective Date. The Predecessor’s historical financial statements were prepared using the successful efforts method of accounting for oil and gas properties. As more fully described in our quarterly report on Form 10-Q for the quarter ended September 30, 2016, there are significant differences between the full cost and successful efforts methods of accounting with respect to: (i) the capitalization of costs for the exploration, development and acquisition of oil and gas reserves, (ii) the determination of depreciation, depletion and amortization (“DD&A”), (iii) the recognition of gains and losses from the disposition of oil and gas properties and (iv) the determination of impairments of capitalized costs. These differences give rise to certain pro forma adjustments described in the explanatory notes accompanying the unaudited pro forma condensed consolidated statements of operations.

As described above, we adopted and applied Fresh Start Accounting and the full cost method of accounting for oil and gas properties and allocated the reorganization value to our assets based on a valuation that was prepared as of the Effective Date. For purposes of the Pro Forma Financial Information, we have assumed this reorganization value and its critical underlying assumptions as of January 1, 2015. Further, preparation of an actual valuation with assumptions and economic data as of that date would result in enterprise and reorganization values that would be materially different. Preparation of such a valuation as of that date is neither practicable nor feasible. We also believe that such a valuation would not provide any meaningful informational benefit with respect to the Pro Forma Financial Information as the intent of the Pro Forma Financial Information is to illustrate the effects of our actual Reorganization based on the underlying economic factors in effect at the Effective Date. Accordingly, the pro forma adjustments described below assume DD&A to be calculated under the full cost method of accounting based on the Fresh Start Accounting values attributable to our property and equipment.

A material Fresh Start Accounting adjustment that was applied to our balance sheet on the Effective Date is attributable to certain transactions that we entered into in 2014 that qualified as sale-leaseback transactions under U.S. GAAP. In those transactions, we deferred substantial gains on the sale of property and equipment that were effectively “leased” back to us concurrent with the sales transactions. U.S. GAAP requires that those gains be deferred and recognized over the term of the underlying “lease” agreements. Because those deferred gains are attributable to the Predecessor for financial reporting purposes, they were accelerated in full in connection with the adoption of Fresh Start Accounting.

PENN VIRGINIA CORPORATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS – unaudited

(in thousands, except per share data)

	For the Year Ended December 31, 2015
		Pro Forma Adjustments
	Historical Predecessor	Effects of the Plan Adjustments		Fresh Start Adjustments		Pro Forma
Revenues
Crude oil	$220,596	$—		$—		$220,596
Natural gas liquids	16,905	—		—		16,905
Natural gas	25,479	—		—		25,479
Gain on sale of property and equipment	41,335	—		(41,335)	(e)	—
Other	983	942	(a)	—		1,925

Total revenues	305,298	942		(41,335)		264,905
Operating expenses
Lease operating	42,428	—		—		42,428
Gathering, processing and transportation	23,815	—		—		23,815
Production and ad valorem taxes	16,282	—		—		16,282
General and administrative	43,328	—		(1,800)	(f)	41,528
Exploration	12,583	—		(12,583)	(g)(i)	—
Depreciation, depletion and amortization	334,479	—		(246,613)	(h)	87,866
Rig termination charges	—	—		5,885	(i)	5,885
Impairments	1,397,424	—		—		1,397,424

Total operating expenses	1,870,339	—		(255,111)		1,615,228

Operating loss	(1,565,041)	942		213,776		(1,350,323)
Other income (expense)
Interest expense	(90,951)	87,092	(c)	—		(3,859)
Derivatives	71,247	—		—		71,247
Other	(3,587)	—		—		(3,587)

Loss from continuing operations before income taxes	(1,588,332)	88,034		213,776		(1,286,522)
Income tax benefit	5,371	—		—		5,371

Loss from continuing operations	$(1,582,961)	$88,034		$213,776		$(1,281,151)

Loss from continuing operations per share:
Basic	$(21.50)					$(85.46)
Diluted	$(21.50)					$(85.46)

Weighted average shares outstanding:
Basic	73,639					14,992	(d)
Diluted	73,639					14,992	(d)

PENN VIRGINIA CORPORATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS – unaudited

(in thousands, except per share data)

	For the Nine Months Ended September 30, 2016
			Pro Forma Adjustments
	Historical Predecessor	Historical Successor	Effects of the Plan Adjustments		Fresh Start Adjustments		Pro Forma
Revenues
Crude oil	$81,377	$5,508	$—		$—		$86,885
Natural gas liquids	6,064	333	—		—		6,397
Natural gas	6,208	475	—		—		6,683
Gain on sale of property and equipment	1,261	—	—		(1,261)	(e)	—
Other	(600)	33	317	(a)	—		(250)

Total revenues	94,310	6,349	317		(1,261)		99,715
Operating expenses
Lease operating	15,626	756	—		—		16,382
Gathering, processing and transportation	13,235	576	—		—		13,811
Production and ad valorem taxes	3,490	375	—		—		3,865
General and administrative	38,945	1,476	(18,036)	(b)	(225)	(f)	22,160
Exploration	10,288	—	—		(10,288)	(g)(i)	—
Depreciation, depletion and amortization	33,582	2,029	—		3,525	(h)	39,136
Rig termination charges	—	—	—		1,705	(i)	1,705

Total operating expenses	115,166	5,212	(18,036)		(5,283)		97,059

Operating income (loss)	(20,856)	1,137	18,353		4,022		2,656
Other income (expense)
Interest expense	(58,018)	(218)	55,171	(c)	—		(3,065)
Derivatives	(8,333)	(4,369)	—		—		(12,702)
Other	(3,184)	9	—		—		(3,175)
Reorganization items, net	1,144,993	—	(1,116,674)	(b)	(28,319)	(j)	—

Income (loss) from continuing operations before income taxes	1,054,602	(3,441)	(1,043,150)		(24,297)		(16,286)
Income tax benefit	—	—	—		—		—

Net income (loss) from continuing operations	$1,054,602	$(3,441)	$(1,043,150)		$(24,297)		$(16,286)

Income (loss) from continuing operations per share:
Basic	$11.98	$(0.23)					$(1.09)
Diluted	$8.50	$(0.23)					$(1.09)

Weighted average shares outstanding:
Basic	88,013	14,992					14,992	(d)
Diluted	124,087	14,992					14,992	(d)

PENN VIRGINIA CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

1.	Basis of Presentation

The accompanying unaudited pro forma condensed consolidated statements of operations and explanatory notes present the statements of operations of Penn Virginia assuming the Reorganization had occurred on January 1, 2015.

The unaudited pro forma condensed consolidated statements of operations are presented for illustrative purposes only and do not purport to represent what the results of operations of the Company would have been had the Reorganization occurred on January 1, 2015, or to project the results of operations of the Company for any future periods. The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable. The pro forma adjustments are directly attributable to the Reorganization and are expected to have a continuing impact on the results of operations of the Company. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed consolidated statements of operations have been made.

The following are descriptions of the columns included in the accompanying unaudited pro forma condensed consolidated statements of operations:

Historical – Represents the historical condensed consolidated statements of operations of the Company for the periods ended December 31, 2015 and September 12, 2016, or the Historical Predecessor periods, and the period from September 13, 2016 through September 30, 2016, or the Historical Successor period.

Pro Forma Adjustments – Represents the adjustments to the Historical Predecessor periods’ condensed consolidated statements of operations required to derive the pro forma results of operations of the Company for the year ended December 31, 2015 and the nine months ended September 30, 2016, assuming the Reorganization occurred on January 1, 2015.

2.	Impairments of Oil and Gas Properties

As discussed above and in the description of Fresh Start Adjustments below, we adopted the full cost method of accounting for our oil and gas properties concurrently with our adoption of Fresh Start Accounting on the Effective Date. Costs capitalized for oil and gas properties under the full cost method of accounting are assessed at reporting periods based on a ceiling test whereas similar properties are assessed for impairment under the successful efforts method of accounting. While both methods of accounting attempt to quantify potential decreases in capitalized costs for oil and gas properties, they are applied under substantially different measurement and valuation methodologies.

The pro forma adjustments assume no ceiling test write-downs under the full cost method of accounting for the pro forma periods presented herein. Because we did not apply the full cost method of accounting on a retrospective basis and the fact that we utilized fair values for our oil and gas properties determined as of the Effective Date retroactive to January 1, 2015, it is not practicable to determine potential ceiling test write-downs for the pro forma periods, if any, based on information and the facts and circumstances available to us. Furthermore, the accompanying pro forma condensed consolidated statement of operations for the year ended

December 31, 2015 does not include a pro forma adjustment for the elimination of the $1.4 billion impairment recorded in our historical condensed consolidated statement of operations for the same period. While this impairment was determined based on the application of the successful efforts method of accounting, we believe that it is not appropriate to provide for a pro form adjustment to eliminate this charge from the results of our operations for the year ended December 31, 2015.

3.	Pro Forma Adjustments

Effects of the Plan Adjustments

(a)	Adjustments represent the elimination of the accretion of a firm transportation obligation for which the underlying contract was rejected in bankruptcy.
(b)	The adjustments for the nine months ended September 30, 2016 represent (i) the elimination of $18.0 million from “General and administrative” attributable to professional fees and related costs of our bankruptcy advisors that we incurred prior to the Petition Date in support of our bankruptcy filing and (ii) the elimination from “Reorganization items, net” of the gain on the settlement of liabilities subject to compromise of $1,150.3 million partially offset by the elimination of legal and professional fees of $30.0 million incurred after the Petition Date that were attributable to our bankruptcy proceedings and settlements and other costs and fees that were directly attributable to our bankruptcy proceedings of $3.6 million. There were no similar items recognized as Reorganization items, net for the year ended December 31, 2015.
(c)	Amounts outstanding of $75.4 million under the Revolver on the Effective Date bear interest at 4.4233%. The net adjustments to interest expense includes the elimination of contractual interest expense and the amortization of debt issuance costs attributable to the Senior Notes and the RBL offset by a reduction in the amount of capitalized interest and the pro forma interest expense and debt issuance cost amortization under the Revolver as follows:

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016
Elimination of interest expense related to the Senior Notes [1]	$87,625	$31,703
Elimination of interest expense related to the RBL	4,865	4,310
Elimination of historical amortization of debt issuance costs	4,749	22,188
Elimination of historical capitalized interest	(6,288)	(183)
Record pro forma interest related to the Revolver	(3,333)	(2,331)
Record pro forma amortization of debt issue costs	(753)	(528)
Record pro forma capitalized interest	227	12

	$87,092	$55,171

1 In accordance with U.S. GAAP, we suspended the recording of contractual interest attributable to the Senior Notes on the Petition Date.

(d)	All of our preferred stock and common stock authorized and outstanding prior to the Effective Date was canceled, extinguished and discharged and we issued 14,992,018 shares of New Common Stock in connection with the Plan and the rights offering that was conducted in connection with the Plan.

Fresh Start Adjustments

(e)	The adjustments represent the elimination of the recognition of deferred gains from the sale-leaseback transactions described above that were accelerated in connection with the adoption of Fresh Start Accounting and the elimination of gains and losses from the sale of oil and gas properties recognized under the successful efforts method of accounting for oil and gas properties. The amounts for the deferred gains eliminated were $8.8 million and $2.0 million for the year ended December 31, 2015 and the nine months ended September 30, 2016, respectively. The year ended December 31, 2015 reflects the elimination of $32.5 million of net gains from the sale of oil and gas properties and the nine months ended September 30, 2016 reflects the elimination of $0.7 million of net losses from the sale of oil and gas properties.
(f)	The adjustments represent the capitalization of certain internal costs directly attributable to exploration, development and acquisition activities for our own account which are not otherwise attributable to production, general corporate overhead or similar activities consistent with the application of the full cost method of accounting for oil and gas properties.
(g)	The adjustments reflect the elimination of exploration expenses that are attributable to the successful efforts method of accounting for oil and gas properties which includes the following for the year ended December 31, 2015 and the nine months ended September 30, 2016, respectively: (i) $5.8 million and $1.9 million of amortization of unproved leaseholds, (ii) $0.8 million and $0.1 million of geological and geophysical costs, (iii) $0.1 million and $0.1 million of delay rentals and (iv) $5.9 million and $8.2 million of other costs including rig termination charges.
(h)	The adjustments represent the net effect of the difference in the determination of DD&A under the successful efforts and full cost methods of accounting for oil and gas properties. The adjustment for the year ended December 31, 2015 is based on a DD&A rate of $11.09 per barrel of oil equivalent (“BOE”) under the full cost method of accounting applied to production volume of 7,923 thousand barrels of oil equivalent (“MBOE”) as compared to $42.22 per BOE under the successful efforts method. The adjustment for the nine months ended September 30, 2016 is based on a DD&A rate of $11.09 per BOE under the full cost method applied to production volume of 3,346 MBOE in the Historical Predecessor period in 2016 as compared to $10.04 per BOE under the successful efforts method of accounting.
(i)	The adjustments represent the reclassification of rig termination charges incurred during both historical periods from the exploration expense line caption, which is unique to the successful efforts method of accounting, to a stand-alone charge under the full cost method of accounting.
(j)	The adjustment for the nine months ended September 30, 2016 represents the elimination of the net income effect of the Fresh Start Accounting adjustments on the Effective Date. This amount includes $83.5 million attributable to the recognition of deferred gains associated with the transactions described in (e) above, $0.4 million attributable to downward adjustments to our asset retirement obligations and $0.2 million attributable to downward adjustments to our retiree obligations partially offset by a downward adjustment of $55.8 million attributable to our property and equipment. There were no similar items recognized as Reorganization items, net for the year ended December 31, 2015.